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SCARDELLO MARKETING GROUP, L.L.C.                              EXHIBIT 6.14

d.b.a MediQuik Marketing Services
770 South Post Oak Lane, Suite 520
Houston, Texas 77056

June 18, 1999

VIA HAND DELIVERY

Grant M. Gables
President & CEO
MediQuik Services, Inc.
770 South Post Oak Lane, Suite 520
Houston, Texas 77056

RE:      National Diabetic Pharmacies

Dear Grant:

Per our previous conversation, the following describes the terms of our agreement pertaining to assistance provided by Scardello Marketing Group, L.L.C. (hereinafter "SMC") with the acquisition and purchase of National Diabetic Pharmacies (hereinafter "NDP").

In the event that MediQuik, Services, Inc. or any of its subsidiaries or joint venture partners, et al (hereinafter "MediQuik") purchases NDP or any of its assets, SMG shall receive the following payment:

         NDP Corporate or Asset Purchase
         200,000 Shares of MediQuik Common Restricted Stock or Zero Cost Options

In the event that MediQuik purchases NDP or any of its assets and SMG provides a financing source and a firm commitment from said financing source at terms not to exceed prime plus 2 points with customary origination fees for senior debt of similar size, and no other discount points or fee's, SMG shall receive the following payment:

         Financing Provided for the NDP Corporate or Asset Purchase
         100,000 Shares of MediQuik Common Restricted Stock or Zero Cost Options

The payment pertaining to the financing provision above shall occur regardless if MediQuik utilizes the financing source and associated firm commitment.

These terms shall continue for up to five years. In the event that MediQuik elects to utilize the zero cost options, it is understood that rule 144 will apply to said shares. MediQuik will pay legal costs associated with the preparation of said option agreements.

Please indicate your agreement the terms stated herein where indicated below.

Sincerely,
/s/ Albert McMullin
Albert McMullin
Executive Vice President

The terms described herein are hereby agreed to this 18th day of June, 1999.


MediQuik Services, Inc.

/s/ Grant M. Gables_____________________
Grant M. Gables
President & CEO